STATE OF NEVADA

ROSS MILLER
Secretary of State

SCOTT W. ANDERSON
Deputy Secretary for Commercial Recordings

OFFICE OF THE
SECRETARY OF STATE

Certified Copy

October 8, 2010

Job Number: C20101008-2170
Reference Number: 00002888609-71
Expedite:
Through Date:

The undersigned filing officer hereby certifies that the attached copies are true and exact copies of all requested statements and related subsequent documentation filed with the Secretary of State's Office, Commercial Recordings Division listed on the attached report.

Document Number(s)	Description	Number of Pages
20100760281-27	Certificate of Designation	6 Pages/1 Copies

Respectfully,

ROSS MILLER
Secretary of State

Certified By: A Frieser
Certificate Number: C20101008-2170
You may verify this certificate
online at http://www.nvsos.gov/

Commercial Recording Division
202 N. Carson Street
Carson City, Nevada 89701-4069
Telephone (775) 684-5708
Fax (775) 684-7138

150101

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Ross Miller Secretary of State State of Nevada	20100760281-27
	Filing Date and Time 10/08/2010 2:00 PM
	Entity Number C20945-2002

Certificate of Designation
(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1. Name of corporation:

Sky Petroleum, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

Five million (5,000,000) shares of Preferred Stock shall be designated and known as Series B Preferred Stock. The relative rights, preferences, privileges, and restrictions granted to or imposed upon the Series B Preferred Stock shall be as set forth on Exhibit A attached hereto.

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Exhibit A

Sky Petroleum, Inc.

Certificate of Designation

1.1 Series B Preferred Stock.

Five Million (5,000,000) shares of Preferred Stock shall be designated and known as Series B Preferred Stock (the "Series B Preferred Stock"). The relative rights, preferences, privileges and restrictions granted to or imposed upon the Series B Preferred Stock and the holders thereof are as follows:

1.1.1 Dividends.

The holder or holders of the Series B Preferred Stock shall not be entitled to receive preference and priority to any cash dividend on the Common Stock, par value $0.001 ("Common Stock"). In the event the Corporation shall declare a distribution or dividend payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights to purchase any such securities or evidences of indebtedness, then, in each such case any holder or holders of the Series B Preferred Stock shall be entitled to a proportionate share of any such dividend or distribution as though the holder or holders of Series B Preferred Stock was or were the holder or holders of the number of shares of Common Stock or other capital Stock of the Corporation into which its or their shares of Series B Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock entitled to receive such dividend or distribution

1.1.2 Liquidation Preference.

There shall be no liquidation preference in the event of any liquidation, dissolution or winding up of this Corporation, whether voluntary or involuntary.

1.1.3 Voting.

Except as may otherwise from time to time be required by law or as set forth in Section 1.1.4 below, the holders of Series B Preferred Stock shall not be entitled to vote on any matters subject to vote of the stockholders of the Corporation.

1.1.4 Certain Actions Not to be Taken Without Vote of Holders of Series B Preferred Stock.

Without the consent or affirmative vote of the holders of at least a majority of the outstanding shares of Series B Preferred Stock, voting separately as a class, the Corporation shall not:

(a) authorize, create or issue any shares of any other class or series of capital Stock with dividend or liquidation preferences senior to, or on a parity with, the Series B Preferred Stock; or

(b) otherwise take any action with respect to any amendment, alteration, or repeal of any provision of the Articles of Incorporation or the Bylaws of the Corporation or this Certificate of Designation (including any filing of a certificate of designation pursuant to Section 78.1955 of the Nevada Revised Statutes), that affects adversely the voting powers, preferences, or other special rights or privileges, qualifications, limitations, or restrictions of the Series B Preferred Stock.

1.1.5 Conversion.

The holders of Series B Preferred Stock shall have conversion rights as follows:

(a) Right to Convert. Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, subject to the limitations set forth in Section 1.1.5(b), at the office of this Corporation or any transfer agent for such stock, into 4.4 shares of fully paid and nonassessable shares of Common Stock of the Corporation (the "Series B Conversion Ratio").

(b) Conversion Limitations and Restrictions. Series B Preferred Stock shall have the following restrictions on conversion:

(i) Series B Preferred Stock shall not be converted by the holder, in whole or in part, and the Corporation shall not give effect to any such conversion of Series B Preferred Stock for a period of twelve (12) months from the date of Initial Issuance. "Initial Issuance" means the date on which such shares of Series B Preferred Stock have been validly issued, fully paid and are non-accessible; and

(ii) Series B Preferred Stock shall not be converted by the holder, in whole or in part, and the Corporation shall not give effect to any such conversion of Series B Preferred Stock, if, after giving effect to such conversion, the holder of such Series B Preferred Stock, together with any affiliate of such holder (including any person or company acting jointly or in concert with the holder) would, in the aggregate, beneficially own, or exercise control or direction over, that number of voting securities of the Corporation which is 4.99% or greater of the total issued and outstanding voting securities of the Corporation during any ninety day period, immediately after giving effect to such exercise (the "Beneficial Ownership Limitation"); provided, however, that upon any holder of Series B Preferred Stock providing the Corporation with sixty-one (61) days notice (the "Waiver Notice") that such holder would like to waive the Beneficial Ownership Limitation, the Beneficial Ownership Limitation will be of no force or effect with regard to all or a portion of the Series B Preferred Stock as referenced in the Waiver Notice. For the purposes of this paragraph, beneficial ownership shall be determined in accordance with Section 13(d) of the United States Securities Exchange Act of 1934, as amended, and the regulations issued thereunder.

(iii) A Waiver Notice will not be required and the Beneficial Ownership Limitation and the restrictions set forth in Section 1.1.5(b)(i) shall automatically terminate three business days prior to a Change of Control of Corporation. "Change of Control" means an acquisition by any third party (including any person or company acting jointly or in

concert with such third party) of (i) 50% or more of total issued and outstanding voting securities of Corporation or (ii) all or substantially all of Corporation's assets.

(c) Mechanics of Conversion. Before any holder of Series B Preferred Stock shall be entitled to convert the same into shares of Common Stock, the holder shall surrender the certificate or certificates thereof, duly endorsed, at the office of this Corporation or of any transfer agent for such stock, and shall give written notice to this Corporation and the transfer agent at such office that such holder elects to convert the same and shall state therein the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. In connection with the written notice for conversion, the holder of Series B Preferred Stock shall certify to the Corporation and its transfer agent that the conversion complies with the requirements of Section 1.1.5(b) of this Certificate of Designations. This Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series B Preferred Stock are either delivered to this Corporation or its transfer agent as provided above, or the holder notifies this Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to this Corporation to indemnify this Corporation from any loss incurred by it in connection with such certificates. This Corporation shall, as soon as practicable after delivery of such certificate, or such agreement of indemnification in the case of a lost certificate, issue and deliver at such office to such holder of Series B Preferred Stock a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock.

(d) Adjustments to Series B Conversion Ratio for Stock Dividends and for Combinations of Subdivisions of Common Stock. In the event that this Corporation at any time or from time to time after the Original Issue Date shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by Stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the applicable Series B Conversion Ratio in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event that this Corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then this Corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

(e) Adjustments for Reclassification and Reorganization. If the Common Stock issuable upon conversion of the Series B Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section 1.1.5(d) above), then the Series B Conversion Ratio as then in effect

shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Series B Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock that the holders would have otherwise been entitled to receive, a number of shares of such other class or classes of Stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series B Preferred Stock immediately before that change.

(f) No Impairment. This Corporation will not, by amendment of these Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 1.1 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series B Preferred Stock against impairment.

(g) Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment of the applicable Series B Conversion Ratio pursuant to this Section 1.1, this Corporation at its expense shall promptly engage an independent public accountant of recognized standing to compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series B Preferred Stock a certificate setting forth such adjustment or readjustment.

(h) Notices. In the event of any taking by this Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, this Corporation shall mail to each holder of Series B Preferred Stock at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution. Any notice required by the provisions of this Section 1.1 to be given to the holders of shares of Series B Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at its address appearing on the books of this Corporation. If the mailing address of any holder of Series B Preferred Stock is outside of the United States, a copy of any notice to be sent pursuant to Section 1.1 shall be sent to such holder by telecopy or telex (with confirmation of receipt) and shall be deemed given upon transmission and any notices deposited in the mail shall be sent by registered airmail.

(i) Issue Taxes. This Corporation shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series B Preferred Stock pursuant hereto; provided, however, that this Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

(j) Reservation of Stock Issuable Upon Conversion. This Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series B Preferred Stock, such

number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series B Preferred Stock, this Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging its best efforts to obtain the requisite shareholder approval of any necessary amendment to the Articles of Incorporation.

(k) Fractional Shares. No fractional shares shall be issued upon the conversion of any share or shares of Series B Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series B Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, this Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors of this Corporation).

1.1.6 Status of Series B Preferred Stock Upon Retirement.

The Corporation may file a certificate of withdrawal of this certificate of designation pursuant to Section 78,1955(6) of the Nevada Revised Statute or any successor provision, if all of the Shares of Series B Preferred Stock are converted pursuant to Section 1.1.5 and the Series B Preferred Stock shall be retired and returned to the status of authorized but unissued shares of the Corporation's undesignated preferred stock.